UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/19/2012

BLUCORA, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-25131

Delaware	91-1718107
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

601 108th Avenue NE
Suite 1200
Bellevue, WA 98004
(Address of principal executive offices, including zip code)

425-201-6100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On July 19, 2012, Blucora, Inc. ("Blucora"), entered into an Office Lease (the "Lease Agreement") with Plaza Center Property LLC ("Plaza Center Property"). Under the terms of the Lease Agreement, Blucora will lease approximately 36,763 square feet of office space (the "Leased Space") in the building located at 10900 NE 8th Street, Bellevue, Washington.

Blucora intends to relocate its headquarters to the Leased Space when the build out is complete and the Leased Space is ready for occupancy, which is anticipated to be on or about March 1, 2013. The term of the Lease Agreement is approximately 7 years and 7 months from occupancy. The Lease Agreement also includes an option to extend the term for an additional five years and an option to terminate after 68 months. The base rent for the Leased Space begins at a rate of $94,971 per month and gradually increases to $113,353 per month over the term of the Lease Agreement. The Lease Agreement is a modified gross lease and after the base year Blucora will be responsible for certain specified amounts for taxes and expenses, as set forth in the Lease Agreement.

The foregoing description of the Lease Agreement is a summary, does not purport to be a complete description of the Lease Agreement, and is qualified in its entirety by reference to the Lease Agreement, a copy of which will be filed as an exhibit to Blucora's Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUCORA, INC.

Date: July 23, 2012	By:	/s/ Linda Schoemaker
Linda Schoemaker
General Counsel and Secretary